Exhibit 10.92

[DISCLAIMER: THIS DOCUMENT IS A WORKING DRAFT ONLY.  NEITHER THIS DRAFT, NOR ANY TERM OR PROVISION SET FORTH IN THIS DRAFT ARE BINDING ON ANY PERSON OR ENTITY UNDER ANY AND ALL CIRCUMSTANCES UNTIL THE EXECUTION AND DELIVERY HEREOF BY RESACA EXPLOITATION, INC., UNION BANK, N.A., NATIXIS NEW YORK BRANCH, AND THE OTHER LENDERS THAT MAY BE PARTIES HERETO AND THE SATISFACTION OF THE CONDITIONS SET FORTH HEREIN.  THIS DRAFT AND THE TERMS AND PROVISIONS HEREOF ARE SUBJECT, IN ALL RESPECTS, TO CHANGES, SUPPLEMENTS AND DELETIONS AND TO THE FURTHER REVIEW BY ALL PERSONS OR ENTITIES INVOLVED, INCLUDING BUT NOT LIMITED TO RESACA EXPLOITATION, INC., UNION BANK, N.A., NATIXIS NEW YORK BRANCH, AND SUCH OTHER PERSONS OR ENTITIES THAT MAY BECOME INVOLVED AS A LENDER HERETO.  NEITHER THE DELIVERY OF THIS DRAFT TO THE SECURITIES AND EXCHANGE COMMISSION NOR THE FILING HEREOF SHALL CONSTITUTE AN AGREEMENT TO THE PROVISIONS OR THE TERMS HEREOF OR AS AN AUTHORIZATION BY  UNION BANK,  N.A., NATIXIS NEW YORK BRANCH, OR ANY LENDER THAT MAY BECOME PARTY HERETO, PERMITTING ANY PERSON OR ENTITY TO RELY ON THE TERMS OR PROVISIONS SET FORTH IN THIS DRAFT.]

$200,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Among

RESACA EXPLOITATION, INC.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

UNION BANK, N.A.

as Administrative Agent and as Issuing Lender

June         , 2010

UNION BANK, N.A. and NATIXIS NEW YORK BRANCH

as Joint Lead Arrangers

NATIXIS NEW YORK BRANCH

as Syndication Agent

REGIONS BANK

as Documentation Agent

ii

i

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Transfer Letters
Exhibit K	-	Form of Borrower’s Counsel Opinion

SCHEDULES:

Schedule I	-	Pricing Grid

(continued)

Page

Schedule II -	Notice Information and Commitments
Schedule 4.01 -	Subsidiaries of Borrower
Schedule 4.05 -	Existing Debt
Schedule 4.07 -	Litigation
Schedule 4.14(a) -	MAC Documents
Schedule 4.20 -	Hedging Contracts

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement dated as of June       , 2010, is among Resaca Exploitation, Inc., a Texas corporation (“Resaca”), the lenders party hereto from time to time (“Lenders”), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”).

RECITALS

A.            Cano Petroleum, Inc. (“Cano”), the Administrative Agent, the Issuing Lender, and the Lenders have previously executed and delivered that certain Amended and Restated Credit Agreement dated as of December 17, 2008, as heretofore amended (as so amended, the “Restated Agreement”).

B.            Pursuant to that certain Agreement and Plan of Merger dated September 29, 2009 among Resaca, Resaca Acquisition Sub, Inc. and Cano which is filed of public record under Cano’s 8-K filing with the Securities and Exchange Commission on October 1, 2009 (as such agreement may have been amended, supplemented or otherwise modified through the date hereof with documentation that has been provided to the Administrative Agent prior to the date hereof, the “Merger Agreement”), Cano became a wholly owned subsidiary of Resaca (such transaction being the “Merger”).

C.            Pursuant to that certain [Consent and Assignment dated June     , 2010 among Resaca, Cano, the Lenders and the Administrative Agent (the “Merger Consent”)], (i) with the consent of all the lenders under the Restated Agreement, Cano has assigned 100% of its rights and obligations under the Restated Agreement as the “Borrower” to Resaca, and Resaca has assumed and agreed to all of the rights and obligations under the Restated Agreement as the “Borrower”, and (ii) in consideration for terms of the Merger Consent and other valuable consideration, Cano as a wholly owned subsidiary of Resaca, has agreed to enter into the Guaranty as required herein.

D.            Resaca (hereinafter referred to as the “Borrower”), the Administrative Agent, the Issuing Lender, and the Lenders desire to amend and restate (but not extinguish) the Restated Agreement in its entirety as hereinafter set forth through the execution of this Agreement.

E.             It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Restated Agreement, not a new or substitute credit agreement or novation of the Restated Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lender, and the Lenders, (i) do hereby agree that the Restated Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“6-Month Period” has the meaning set forth in Section 5.12.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) except with respect to Excluded Perfection Assets, is perfected and enforceable.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of all or substantially all the associated assets or operations or of stock (or other ownership interests) of a Person (other than of a wholly-owned Subsidiary of the Borrower).

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for an Interest Period of one month which begins on such day plus 1.50%.  Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Eurodollar Rate or the Federal Funds Rate.

“Administrative Agent” means Union Bank, N.A., in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Second Amended and Restated Credit Agreement, as the same may be further amended, supplemented, restated, and otherwise modified from time to time.

“Applicable Margin” means, with respect to any Advance, (a) during any time when an Event of Default exists, 2% per annum plus the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the present Utilization Level applicable from time to time, and (b) at any other time, the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time.  The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes and when and as any such Event of Default commences or terminates.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“BB Hedge” means any hedge position or Hedge Contract considered by the Administrative Agent in determining the then effective Borrowing Base.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Business Day” means a day of the year on which banks are not required or authorized to close in Dallas, Texas and Los Angeles, California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with the Issuing Lender in accordance with Section 2.07(g) and bear interest or be invested in the Issuing Lender’s reasonable discretion.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificate of Designation” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Resaca Exploitation, Inc. which is or will be filed with the Secretary of State of Texas on or about June       , 2010, which is in form and substance substantially the same as Exhibit 5.2 of the Merger Agreement with such modifications as may be permitted under this Agreement or otherwise agreed to by the Majority Lenders.

“Change in Control” shall mean the occurrence of any of the following events: (a) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary other than as a result of a sale of assets or merger permitted under Section 6.04, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the Equity Interest of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ bank accounts.

“Commitment” means the amount set opposite such Lender’s name on the Schedule II hereof as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement.  The aggregate amount of the Commitments on the date hereof is $200,000,000.00.

“Commitment Fee Rate” means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time.  The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Consolidated Net Income” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.

“Debt,” for any Person, means without duplication:

(a)           indebtedness of such Person for borrowed money;

(b)           obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d)           obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(e)           obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing

(f)            obligations of such Person under any Hedge Contract;

(g)           obligations of such Person owing in respect of redeemable preferred stock or other preferred Equity Interest of such Person;

(h)           any obligations of such Person owing in connection with any volumetric or production prepayments;

(i)            obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and

(j)            indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above secured by any Lien on or in respect of any Property of such Person.

“Debt Issuance” means the issuance by the Borrower of Debt in the form of convertible notes.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund its Pro Rata Share of any Advance or participation in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by the Borrower and the Administrative Agent), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by the Administrative Agent or such other Lender, as applicable), (c) has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, for any period, without duplication, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, Interest Expense, taxes, depreciation, amortization, depletion, and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) reasonable non-recurring cash acquisition related costs incurred and deducted from Consolidated Net Income pursuant to ASC 805; provided that the amount under this clause (c) shall not exceed $2,000,000 in the aggregate for any four fiscal quarter period beginning with the four fiscal quarters ending June 30, 2011, plus (d) reasonable transaction fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement, the Loan Documents and any waivers or amendments thereto, and in connection with the closing of the Merger minus (e) all non-cash items of income which were included in determining such Consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that, such EBITDA shall be subject to pro forma adjustments for the Acquisition and for acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the applicable calculation period for the ratios set forth in Sections 6.18 and 6.19, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise acceptable to the Administrative Agent.

“Effective Date” means June       , 2010.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, and (c) any commercial bank or other financial institution (i) approved by the Administrative Agent and the Issuing Lender in their sole discretion, and (ii) unless an Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity securities issued (i) to the Borrower or one of its Subsidiaries, (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business, and (iii) the conversion of previously issued preferred, convertible Equity Interests or convertible notes to the extent such Equity Interests and notes were issued in compliance with the terms hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) set forth on the Reuters Reference LIBOR01 as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on the Reuters Reference LIBOR01, the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Union Bank, N.A.  in London, England to prime banks in the London interbank market at 11:00 a.m.  (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Administrative Agent in respect of such Borrowing and for a period equal to such Interest Period.

“Eurodollar Rate” means (a) for purposes of determining the rate applicable for any Interest Period with respect to any Eurodollar Rate Advance, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 — Eurodollar Rate Reserve Percentage

and (b) for purposes of determining the Adjusted Reference Rate, the rate per annum for Dollar deposits quoted by the Administrative Agent as the inter-bank offered rate in effect from time to time for delivery of funds for one month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under clause (a) above.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such

Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Perfection Assets” shall mean, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (i) any real property which is not, or is not related to, Oil and Gas Property, (ii) accounts due from any Governmental Authority, (iii) vehicles and other equipment subject to any registration of title statute, (iv) deposit accounts and securities accounts held with any Person other than a Lender, (v) Hydrocarbons in transit or stored with third parties in the ordinary course of business, and (vi) any other Property (a) in which a security interest cannot be perfected by the filing of a financing statement under the UCC and (b) with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property outweighs any benefit that would be received by the Secured Parties therefrom.

“Excluded Property” shall have the meaning set forth for such term in the Security Agreement.

“Excluded Ratio Debt” shall mean (a) Debt under Hedge Contracts, and (b) obligations owing in respect of redeemable preferred stock or other preferred Equity Interest, including the Series A Preferred Shares.

“Existing Letters of Credit” means the letters of credit issued by Union Bank, N.A., as the issuing lender under the Restated Agreement and which have not been terminated or expired as of the Effective Date.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain letter agreement dated January 12, 2010 from Union Bank, N.A. to the Borrower.

“Financial Statements” means (a) the audited financial statements, including the audited consolidated balance sheet, of the Borrower and its consolidated Subsidiaries as of fiscal year ended June 30, 2009, and the related audited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been delivered to the Administrative Agent and the Lenders, and (b) the audited financial statements, including the audited consolidated balance sheet, of Cano and its consolidated Subsidiaries as of fiscal year ended

June 30, 2009, and the related audited consolidated statements of income, cash flow, and retained earnings of Cano and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been delivered to the Administrative Agent and the Lenders.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means each Subsidiary of the Borrower executing a Guaranty.

“Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor, and “Guaranties” shall mean all such guaranties collectively.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides solely for the sale by the Borrower or its Subsidiaries of physical Hydrocarbons in exchange for cash in the ordinary course of its business.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Independent Engineer” means Haas Petroleum Engineering Services, Inc., Miller and Lents, Ltd., Netherland, Sewell & Associates, Inc., Williamson Petroleum Consultants, Inc. or any other engineering firm acceptable to the Administrative Agent.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP, and (ii) all interests, dividends, distributions, or other payments made in respect of preferred Equity Interests or Debt Issuances; but excluding (A) dividends payable solely in Equity Interests of the Borrower made in respect of preferred Equity Interests, and (B) all amortized transaction fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Loan Documents and any waivers or amendments thereto.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03.  The duration of each such Interest Period shall be one, two, three, or if available, six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 10:00 a.m.  (Dallas, Texas time) / 8:00 a.m. (Los Angeles, California time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period which ends after the Commitment Termination Date;

(b)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Interim Financial Statements” means (a) the unaudited financial statements of the Borrower and its Subsidiaries, including the consolidated balance sheet, for the fiscal quarter ended December 31, 2009 and including therein statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the two fiscal quarter period then ended, copies of which have been delivered to the Administrative Agent and the Lenders, (b) the unaudited financial statements of Cano and its Subsidiaries, including the consolidated balance sheet, for the fiscal quarter ended December 31, 2009 and including therein statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for the two fiscal quarter period then ended, copies of which have been delivered to the Administrative Agent and the Lenders, and (c) the pro forma financial statements, including the consolidated balance sheet, of the Borrower and its consolidated Subsidiaries as of the fiscal quarter ended December 31, 2009 and after giving effect to the Merger, and the related consolidated statements of income of the Borrower and its consolidated Subsidiaries for the two fiscal quarter period then ended, copies of which have been delivered to the Administrative Agent and the Lenders.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the Administrative Agent and the  Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Issuing Lender” means Union Bank, N.A., and any successor issuing bank pursuant to Section 8.06.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its

Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.15 or 9.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire requested by the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any standby letter of credit issued or deemed issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and that is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b)           (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c)           deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)           repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.; and

(e)           such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Administrative Agent may approve in writing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Fee Letter, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.

“Majority Lenders” means, (a) at any time when there are more than two Lenders, Lenders holding at least 66 2/3% of the then aggregate unpaid principal amount of the Notes and outstanding Letter of Credit Obligations held by the Lenders at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed to be “held” by such Lender for purposes of this definition); provided that, if no such principal amount or Letter of Credit Obligation is then outstanding, “Majority Lenders” shall mean Lenders having at least 66 2/3% of the aggregate amount of the Commitments at such time and (b) at any time when there are one or two Lenders, all of the Lenders; provided further that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all of the Lenders are Defaulting Lenders.

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower or any of its Subsidiaries), condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document, or (c) a material adverse effect on the Borrower’s and its Subsidiaries’ ability, taken as a whole, to perform their respective obligations under this Agreement, any Note, any Guaranty, or any other Loan Document

“Maturity Date” means July 1, 2012; provided that, if prior to July 1, 2012, all of the Series A Preferred Shares have either (a) been converted to common equity of the Borrower or (b) had the stated maturity date thereof extended to a date that is at least 91 days after the third anniversary of the Effective Date, then upon written notice thereof by the Borrower to the Administrative Agent with documentation

satisfactory to the Administrative Agent to support such conditions, the “Maturity Date” shall be extended to June       , 2013 so long as no Default then exists.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of the Borrower, a Guarantor or any of their respective Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender, including any increases to the Borrowing Base.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations, and (b) all obligations of the Borrower, any Guarantor or any of their respective Subsidiaries owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder (or lender under the Restated Agreement, or an Affiliate thereof, at the time such Hedge Contract was entered into), without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Liens” means the Liens permitted under Section 6.01.

“Permitted Subject Liens” means the Liens permitted under paragraphs (c) through (i) of Section 6.01.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Subsidiaries or any of the Guarantors.

“Pricing Grid” means the pricing information set forth in Schedule I.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Pro Rata Share” means, with respect to any Lender, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of outstanding Advances owing to such Lender to the aggregate outstanding Advances owing to all such Lenders.

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Union Bank, N.A., as its reference rate, whether or not the Borrower has notice thereof.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Register” has the meaning set forth in paragraph (c) of Section 9.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on,  or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Lender, and the Swap Counterparties.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any of its Subsidiaries, or any of the Guarantors, and if applicable, the Administrative Agent.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account; and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Series A Preferred Shares” means the convertible, preferred Equity Interests of the Borrower known as the “Series A Convertible Preferred Stock” issued on June       , 2010, and maturing on a date no earlier than October 6, 2012, the terms of which are as set forth in the Certificate of Designation.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances known at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that Tri-Flow shall not be considered a Subsidiary of the Borrower or any Guarantor.

“Swap Counterparty” means (a) any Lender or Affiliate of a Lender that is a counterparty to any Hedge Contract with the Borrower or any Subsidiary listed on Schedule 4.20 and (b) any counterparty to any other Hedge Contract with the Borrower or any Subsidiary; provided that such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Contract is entered into.  For the avoidance of doubt, “Swap Counterparty” shall not include any participant of a Lender pursuant to Section 9.06(e) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Torch Management Documents” means that (a) certain Second Amended and Restated Agreement for Operational, Accounting and Financial Services dated as of January 1, 2009, among Torch Energy Advisors Incorporated, Torch Energy Services, Inc. and the Borrower, and (b) that certain Co-Employment Agreement as defined therein, each as amended from time to time so long as such amendment could not have an adverse effect on the Lenders as determined by the Administrative Agent in its sole reasonable discretion.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.

“Tri-Flow” means Tri-Flow, Inc., an Oklahoma corporation.

“Type” has the meaning set forth in Section 1.04.

“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

“Utilization Level” means the applicable category (being Level I, Level II, Level III or Level IV) of pricing criteria contained in Schedule I, which is at any time of its determination based on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of the Commitments and the Borrowing Base at such time.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 1.02           Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03           Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, shall mean the Financial Statements and the Interim Financial Statements).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Financial Statements and the Interim Financial Statements).  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04           Types of Advances.  Advances are distinguished by “Type.”  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.

Section 1.05           Miscellaneous.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II

CREDIT FACILITIES

Section 2.01           Commitment for Advances.

(a)           Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount.  Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b)           Outstanding Advances under the Restated Agreement.  Without any further action on the part of the Borrower or the Lenders, the parties hereto acknowledge and agree that, effective as of the date hereof, (i) all outstanding “Advances” which are “Eurodollar Rate Advances” under the Restated Agreement shall be automatically deemed to be outstanding as Eurodollar Rate Advances under this Agreement with the same Interest Period but adjusted for the Lenders’ pro rata share thereof based on the Lenders’ Commitments under this Agreement and (b) all outstanding “Advances” which are “Reference Rate Advances” under the Restated Agreement shall be automatically deemed to be outstanding as Reference Rate Advances under this Agreement but adjusted for the Lenders’ pro rata share thereof based on the Lenders’ Commitments under this Agreement.  Such advances under the Restated Agreement shall be assigned, renewed, extended, and rearranged pursuant to the terms of this Agreement and the Notes and shall, for all purposes, be deemed a Borrowing hereunder.  The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised Pro Rata Shares resulting from the Lenders’ Commitments under this Agreement.

(c)           Notes.  The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.

Section 2.02           Borrowing Base.

(a)           Borrowing Base.  The initial Borrowing Base in effect as of Effective Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $90,000,000.  Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02.  The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b), 2.02(c) and 2.02(e).

(b)           Calculation of Borrowing Base.

(i)            The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before August 1, 2010, and each August 31st thereafter, beginning with August 31, 2011, an Independent Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.  Within 30 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii)           The Borrower shall deliver to the Administrative Agent and each Lender, on or before each February 28, beginning February 28, 2011, an Internal Engineering Report dated effective as of the immediately preceding December 31 and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.  Within 30 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii)          In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(iv)          Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein with at least 80% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Engineering Report), (C) the descriptions of quantum and nature of the record title interests of the Borrower and its Subsidiaries, as applicable, set forth in such Engineering Report include the entire record title interests of the Borrower and its Subsidiaries in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or any of its Subsidiaries in such Oil and Gas Properties except as set forth in Engineering Report, (E) no operating or other agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of its Subsidiaries in such portion of the such Oil and Gas Properties except as set forth in such Engineering Report, except in the event the Borrower or any of its Subsidiaries is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (F) the Borrower’s and the Subsidiaries’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens, afford the Borrower or the applicable Subsidiary not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Borrower or the applicable Subsidiary to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in working interest with a corresponding increase in the net revenue interest in such Oil and Gas Property).

(c)           Interim Redetermination.  In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), (i) the Administrative Agent and the Lenders may, either in their sole discretion or at the request of the Borrower and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)), make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; (ii) the Administrative Agent and the Lenders may make additional redeterminations of the Borrowing Base in connection with any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of Oil and Gas Properties of the Borrower or any Subsidiary having a fair market value which, when taken together with (A) the fair market value of all other sales, leases, transfers, assignments, farm-outs, conveyances, or other dispositions of Oil and Gas Properties of the Borrower or any Subsidiary and (B) the Borrowing Base value attributed by the Administrative Agent to BB Hedges that have been subject to novations, assignments, amendments, modifications or terminations, in each case, occurring since the date of the most recent scheduled Borrowing Base redetermination, equals or exceeds 5% of the Borrowing Base then in effect; and (iii) the Administrative Agent and the Lenders, at the request of the Administrative Agent, may make additional redeterminations of the Borrowing Base in connection with any novation, assignment, modification, amendment or termination of a BB Hedge.  For the avoidance of doubt, such additional redeterminations of the Borrowing Base shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement.  The party requesting the redetermination under this paragraph (c) shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, no such prior written notice shall be required for any redetermination made by the Lenders during the existence of a Default.  In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Subsidiaries’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may reasonably request; provided that, (y) in the case of requests for an increase to the Borrowing Base of $5,000,000 or more, the request of an updated Independent Engineering Report is deemed to be reasonable and (z) other than as provided in the preceding clause (y), no new reserve or deliverability studies shall be required with respect to existing Oil and Gas Properties evaluated in the most recently delivered Engineering Report upon which the then effective Borrowing Base was determined.  The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d)           Standards for Redetermination.  Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders.  In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate.  In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders.  No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent shall have received, at the Borrower’s expense, (A) evidence of title reasonably satisfactory in form and substance to the Administrative Agent covering at least 80% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto and at least 80% (by value) of the Proven Reserves categorized as “proved, developed and producing” and the Oil and Gas Properties related thereto and (B) Mortgages and such other Security Instruments requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 80% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto.  At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03           Method of Borrowing.

(a)           Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier or telex.  Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein.  In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(b).  Each Lender shall, before 1:00  pm  (Dallas, Texas time) / 11:00 a.m. (Los Angeles, California time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b)           Conversions and Continuations.  The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Reference Rate Advances.  Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein.  Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

(c)           Certain Limitations.  Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)            at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii)           if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

(iii)          if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv)          if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and

(v)           if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of

“Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.

(d)           Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.  In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f)            Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04           Reduction of the Commitments.

(a)           The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof.

(b)           Other than as provided in Section 2.04(c) below, any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(c)           In the event of a Defaulting Lender, the Borrower, at the Borrower’s election may (with the consent of the Administrative Agent) elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Commitment, (ii) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any amounts owing under Section 2.12 as result of such payment of Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure, (iii) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.04(c) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders.  Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (c) and the payment and deposit of amounts required to be made by the Borrower under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights under Sections 2.13, 2.14, and 9.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder.

Section 2.05           Prepayment of Advances.

(a)           Optional.  The Borrower may prepay the Advances, after giving by 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time)  (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to:  (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in a minimum amounts of $250,000 and in integral multiples of $100,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $500,000 and in integral multiples of $100,000 in excess thereof, and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowing of at least $500,000.  Full prepayments of any Borrowing are permitted without restriction of amounts.

(b)           Borrowing Base Deficiency.

(i)            Other than as provided in clause (ii) below, if the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure ever exceeds the lesser of the (y) Borrowing Base and (z) the aggregate Commitments, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base deficiency shall constitute an Event of Default):

(A)          prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 10 Business Days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B)           pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and each of Lenders such that the Borrowing Base deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(C)           (i) deliver, within 10 Business Days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment and (ii) make such payments and deposits within such time periods; provided that, the Borrowing Base deficiency cure permitted under this clause (C) shall not be available to the Borrower unless, concurrent with the written notice delivered to the Administrative Agent electing this option, the Borrower shall have delivered to the Administrative Agent a calculation of the Borrower’s consolidated cash flow forecast and financial projections which demonstrates, to the Administrative Agent’s satisfaction, the Borrower’s ability to make each such installment payments and to otherwise pay its other Debt and trade accounts payable as they become due; or

(D)          (i) deliver, within 10 Business Days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (ii) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

(ii)           Upon each reduction of the Borrowing Base, if any, resulting from a Borrowing Base redetermination made under Section 2.02(c)(ii) or (iii), if the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure exceeds the lesser of the (y) Borrowing Base and (z) the aggregate Commitments, then the Borrower shall immediately prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base deficiency resulting from such reduction plus (B) if a Borrowing Base deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the net cash proceeds of the transaction that triggered such Borrowing Base reduction and (ii) such portion of the Borrowing Base deficiency in existence immediately prior to such reduction.

(iii)          Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(b) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.  The failure of the Borrower to provide a notice of its election within the required 10 days as required in clause (i) above shall be deemed to be an election by the Borrower to take the actions provided in clause (i)(A) above.

(c)           Reduction of Commitments.  On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced and (B) the Borrowing Base.  Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion; provided that, outstanding Reference Rate Advances, if any, shall be paid in full first before any such prepayments are applied to outstanding Eurodollar Rate Advances.

(d)           Illegality.  If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(e)           No Additional Right; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in Section 2.04(c) and in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower.  Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.06           Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07           Letters of Credit.

(a)           Commitment.  From time to time from the date of this Agreement until 30 days prior to the Maturity Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day.  No Letter of Credit will be issued, increased, or extended:

(i)            if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and (B) an amount equal to the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;

(ii)           if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof and (B) the Maturity Date;

(iii)          unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;

(iv)          unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v)           unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)          unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii)         if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;

(viii)        if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix)           except as otherwise agreed by the Issuing Lender, if Letter of Credit is to be denominated in a currency other than Dollars; or

(x)            a default of any Lender’s obligations to fund under Section 2.07(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(b)           Participations.  Upon (i) the date of the issuance or increase of a Letter of Credit, and (ii) the Effective Date as to the deemed issuance of the Existing Letters of Credit under Section 2.07(i), the Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Lender shall promptly notify each such participant Lender having a Commitment by telephone or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(c)           Issuing.  Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time)  on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telex, telephone, or telecopy.  Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail.  After the Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower.  Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d)           Reimbursement.  The Borrower hereby agrees to pay on demand to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit.  In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse the Issuing Lender.  Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Lender.  If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Rate.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Reference Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Lender which have been transferred to the Issuing Lender at the Borrower’s request.

(e)           Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit Documents;

(ii)           any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii)          the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv)          any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f) below.

(f)            Liability of Issuing Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)            the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)           the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii)          payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)          any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)           Cash Collateral Account.

(i)            If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.04(c), 2.05(b), 7.02(b), or 7.03(b), then the Borrower and the Issuing Lender shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Issuing Lender’s standard form assignment of deposit accounts, that the Issuing Lender requests in connection therewith to establish the Cash Collateral Account and grant the Issuing Lender a first priority security interest in such account and the funds therein.  The Borrower hereby pledges to the Issuing Lender and grants the Issuing Lender a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii)           So long as no Default exists, (A) the Issuing Lender  may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Issuing Lender shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure.  During the existence of any Default, the Issuing Lender may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Issuing Lender, regardless of any Letter of Credit Exposure that may remain outstanding.  The Issuing Lender may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

(iii)          The Issuing Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Lender accords its own Property, it being understood that the Issuing Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h)           Defaulting Lender.  If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender, the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account in an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

(i)            Existing Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

Section 2.08           Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily Unused Commitment Amount of such Lender, from the Effective Date until the Commitment Termination Date; provided that, no Commitment Fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender.  The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2010 and continuing thereafter through and including the Commitment Termination Date.

(b)           Letter of Credit Fees.

(i)            The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (A) the Applicable Margin then in effect for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit and (B) $1,000, payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2010 and continuing thereafter through and including the Commitment Termination Date.

(ii)           The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)           Other Fees.  The Borrower agrees to pay to Union Bank, N.A. the fees provided for in the Fee Letter.

Section 2.09           Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           Reference Rate Advances.  If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2010 and on the date such Reference Rate Advance shall be paid in full.

(b)           Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, in the case of six month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period.

(c)           [Reserved].

(d)           Usury Recapture.

(i)            If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii)           If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii)          NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS.  ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING PRINCIPAL AMOUNT OF THE LOANS MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

Section 2.10           Payments and Computations.

(a)           Payment Procedures.  The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m.  (Dallas, Texas time) / 9:00 a.m. (Los Angeles, California time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind, except as may be applicable to any Defaulting Lender.  The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(c), 2.09(c), 2.09(d), 2.12, 2.13, 2.14, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)           Computations.  All computations of interest based on the Reference Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c)           Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Administrative Agent Reliance.  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

Section 2.11           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.04(c)), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another

Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  If a Lender fails to make an Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Advances, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including the Defaulting Lender) has its percentage of all of the outstanding Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share.

Section 2.12           Breakage Costs.  If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.13           Increased Costs.

(a)           Eurodollar Rate Advances.  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b)           Capital Adequacy.  If any Lender or the Issuing Lender determines in good faith that compliance with any law or regulation adopted or changed after the date hereof or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Lender’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Lender or the Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement and (ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit.  A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           Letters of Credit.  If any change adopted after the date hereof in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost.  A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Mitigation.  If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(e)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14           Taxes.

(a)           No Deduction for Certain Taxes.  Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and the Issuing Lender, Taxes by the jurisdiction of such Lender’s Lending Office or any political subdivision of such jurisdiction.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, the Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, the Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           Indemnification.  THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.  EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, THE ISSUING LENDER, OR ANY SUCH LENDER.  IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND.

(d)           Foreign Lender Withholding Exemption.  Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower.  Each Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI or W8-BEN and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W-8 or W-9 , or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms.  The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

Section 2.15           Replacement of Lender.  If (i) any Lender requests compensation under Section 2.13(a) or (b), (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.03(c)(ii) or Section 2.11, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A)             as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;

(B)              such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)              in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(D)              such assignment does not conflict with applicable Legal Requirements; and

(E)              with respect to a Non-Consenting Lender, the proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document (including any increases to the Borrowing Base) has been approved by the Required Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.04.

ARTICLE III

CONDITIONS

Section 3.01           Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the amendment and restatement of the Restated Agreement is subject to the conditions precedent that:

(a)           Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)            this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Guaranties, the Pledge Agreement, the Security Agreements, and Mortgages encumbering at least 80% (by value) of the Borrower’s and its Subsidiaries’ Proven Reserves and Oil and Gas Properties in connection therewith, and each of the other Loan Documents, and all attached exhibits and schedules;

(ii)           a favorable opinion of the Borrower’s, its Subsidiaries’ and the Guarantors’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K covering the matters discussed in such Exhibit and such other matters as any Lender through the Administrative Agent may reasonably request;

(iii)          copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the Board of Directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the certificate of incorporation of the Borrower, (C) the bylaws of the Borrower and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents;

(iv)          certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower is a party;

(v)           copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party,

(B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(vi)          a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;

(vii)         a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that the conditions in this Section 3.01 have been met;

(viii)        appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(ix)           stock certificates required in connection with the Pledge Agreements and stock powers executed in blank for each such stock certificate;

(x)            insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;

(xi)           the initial Independent Engineer’s Report dated effective as of a date acceptable to the Administrative Agent;

(xii)          amendments to the Certificate of Designation and/or such other evidence satisfactory to the Administrative Agent confirming that (A) the aggregate annual cash Restricted Payments required to be made under the Series A Preferred Shares does not exceed $766,000 and (B) the scheduled maturity date of such Series A Preferred Shares is a date no earlier than October 6, 2012; and

(xiii)         such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)           Payment of Fees.  On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.

(c)           Delivery of Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, (ii) the Interim Financial Statements and (iii) such other financial information as the Lenders may reasonably request.

(d)           Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e)           Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent in its sole discretion.

(f)                                    Environmental.  The Administrative Agent shall have received such Phase I environmental assessments or other reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s and its Subsidiaries’ compliance with Environmental Laws.

(g)                                 No Default.  No Default shall have occurred and be continuing.

(h)                                 Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects.

(i)                                     Material Adverse Change.  No event or circumstance that could cause a Material Adverse Change shall have occurred and no Target Material Adverse Effect, as defined in the Merger Agreement, shall have occurred.

(j)                                     No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change (other than the developments under the litigation proceedings set forth on Schedule 4.07 which have been disclosed to the Administrative Agent prior to the Effective Date).

(k)                                  Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, the Guarantors and their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, and the other Loan Documents.  In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, the Guarantors and respective Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on this Agreement and the actions contemplated hereby.

(l)                                     Hedging Arrangements.  The Borrower shall have entered into the Hydrocarbon Hedge Agreements detailed on Part A of Schedule 4.20.

(m)                               Material Contracts.  The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments identified as material in any public filings with the SEC on or prior to the date hereof to the extent requested by the Administrative Agent.

(n)                                 Other Debt.  Concurrent with the closing of this Agreement and the making of the initial Advances hereunder, all outstanding obligations under (i) the Subordinated Credit Agreement dated as of December 17, 2008 among Cano and UnionBanCal Equities Inc. as the administrative agent and sole lender, and (ii) the Second Amended and Restated Credit Agreement dated as of June 26, 2009, as heretofore amended, among the Borrower, the lenders party thereto and CIT Capital USA Inc., as administrative agent for such lenders shall have been paid in full and the Administrative Agent shall have received “pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent with respect to such Debt; and arrangements satisfactory to the Administrative Agent shall have been made for the termination and release of all Liens securing such Debt.

(o)                                 Merger.  The Administrative Agent shall be satisfied that the Merger has been fully effected on or prior to the Effective Date pursuant to the terms of the Merger Agreement.

(p)                                 Availability.  The Administrative Agent shall be satisfied that as of the Effective Date, after giving effect to (i) the Merger, (ii) the payment in full of the Debt required under clause (n) above, (iii) all Advances made on the Effective Date and all advances under the Restated Agreement that are being renewed, extended, and rearranged (but not substituted or extinguished) as an Advance under this Agreement pursuant to the terms of this Agreement, and (iv) all Letters of Credit issued or deemed to be issued on the Effective Date (including the Existing Letters of Credit, if any), the aggregate Unused Commitment Amount is greater than or equal to $30,000,000.

(q)                                 USA Patriot Act.  The Borrower has delivered to each Lender that is subject to the Patriot Act such information requested by such Lender in order to comply with the Patriot Act.

Section 3.02                                Conditions Precedent to All Borrowings.  The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit:

(a)                                  the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):

(i)                                     the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and

(ii)                                  no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and

(b)                                 the Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Lender as a result of circumstances occurring after the date of this Agreement, as any Lender through the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01                                Existence; Subsidiaries.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Texas and in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  Each Subsidiary of the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  As of the date hereof, the Borrower has no Subsidiaries other than those identified in Schedule 4.01.

Section 4.02                                Power.  The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower’s certificate of incorporation and bylaws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03                                Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby.  At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.

Section 4.04                                Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by the Guarantors.  Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05                                Financial Statements.

(a)                                  The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements and the Interim Financial Statements, and the Financial Statements and the Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Borrower and its consolidated Subsidiaries (or if applicable, the financial condition of Cano and its consolidated Subsidiaries prior to the Merger) for their respective period in accordance with GAAP.  As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower or any Subsidiary, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)                                 Since the date of the Financial Statements, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(c)                                  As of the date hereof, the Borrower, the Guarantors and their respective Subsidiaries have no Debt other than the Debt listed on Schedule 4.05.

Section 4.06                                True and Complete Disclosure.  All factual information (excluding estimates and projections) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders was or shall be, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.  All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.07                                Litigation; Compliance with Laws.

(a)                                  There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Schedule 4.07 or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document.  As of the Effective Date, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)                                 The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property

Section 4.08                                Use of Proceeds.  The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09.  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.09                                Investment Company Act.  Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10                                Reserved.

Section 4.11                                Taxes.

(a)                                  Reports and Payments.  All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements and the Interim Financial Statements, or (ii) taxes that are being contested in good faith.  The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b)                                 Taxes Definition.  “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c)                                  Returns Definition.  “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.12                                Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event under Section 4043 of ERISA and the regulations issued thereunder has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.  The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits by more than $1,000,000 in the aggregate.  Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability.  As of the most recent valuation date applicable thereto, neither the

Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.13                                Condition of Property; Casualties.  Each of the Borrower and the Guarantors has good and marketable title to all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens.  Each of the Borrower and the Guarantors has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens.  The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, normal wear and tear excepted.  Since the date of the Financial Statements and except as otherwise disclosed by the Borrower to the Administrative Agent in writing, neither the business nor the material Properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.14                                No Burdensome Restrictions; No Defaults.

(a)                                  Other than those identified on Schedule 4.14(a), neither the Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any of its Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Subsidiary is a party a copy of which has not been delivered to the Administrative Agent.

(b)                                 No Default has occurred and is continuing.

Section 4.15                                Environmental Condition.

(a)                                  Permits, Etc.  The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

(b)                                 Certain Liabilities.  To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws, which could reasonably be expected to result in the need for Response that would cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c)                                  Certain Actions.  Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.16                                Permits, Licenses, Etc.  The Borrower and the Guarantors possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business.  The Borrower and the Guarantors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 4.17                                Gas Contracts.  Neither the Borrower nor any of the Guarantors, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without then or thereafter receiving full payment therefor, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.18                                Liens; Titles, Leases, Etc.  None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens.  On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions, other than routine filings or recordings of Mortgages and financing statements.  All material leases and agreements for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements which could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement, the Security Instruments and any other agreement permitted under Section 6.03), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

Section 4.19                                Solvency and Insurance.  Before and after giving effect to the making of the initial Advances (or deemed issuance thereof under Section 2.01(b)), each of the Borrower and its Subsidiaries is Solvent.  Additionally, each of the Borrower and its Subsidiaries carry insurance required under Section 5.02 of this Agreement.

Section 4.20                                Hedging Agreements.  Schedule 4.20 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedge Contracts of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01                                Compliance with Laws, Etc.  The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all material Legal Requirements.  Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all material Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.  Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are reasonably necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) reasonably necessary to grant the Administrative Agent an Acceptable Security Interest in at least 80% by value (or if an Event of Default exists and is continuing, at least 100% by value) of the Proven Reserves attributable to the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.02                                Maintenance of Insurance.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such casualties, risks, perils, liabilities and other hazards as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (provided, that this Section 5.02(a) shall not be breached if an insurance company becomes financially insolvent and the Borrower or relevant Subsidiary promptly obtains the coverage required hereunder from a different, financially sound insurer within a reasonable period of time).

(b)                                 All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent upon its request.  All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 5.03                                Preservation of Corporate Existence, Etc.  The Borrower shall preserve and maintain, and, except as otherwise permitted herein, cause each of its Subsidiaries to preserve and maintain, its corporate or limited liability company, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04                                Payment of Taxes, Etc.  The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05                                Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit (a) the Administrative Agent or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) the Administrative Agent and any Lender or any of their respective agents or representatives thereof to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Section 5.06                                Reporting Requirements.  The Borrower shall furnish to the Administrative Agent and each Lender:

(a)                                  Annual Financials.  As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with fiscal year ending June 30, 2010, (i) to the extent not otherwise provided in the Form 10-K filed by the Borrower with the SEC for such fiscal year end, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by an independent certified public accountants of national standing reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (ii) any management letters delivered by such accountants to the Borrower, (iii) the Form 10-K filed with the SEC for such fiscal year end, and (iv) a Compliance Certificate executed by a Responsible Officer of the Borrower.

(b)                                 Quarterly Financials.  As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated

Subsidiaries, (i) commencing with the fiscal quarter ended September 30, 2010, to the extent not otherwise provided in the Form 10-Q for such fiscal quarter end, the unaudited balance sheet and the statements of income, cash flows, and retained earnings of each such Person for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, (ii) the Form 10-Q filed with the SEC for such fiscal quarter end, and (iii) a Compliance Certificate executed by the Responsible Officer of the Borrower;

(c)                                  Oil and Gas Reserve Reports.

(i)                                     As soon as available but in any event on or before August 1, 2010 and August 31 of each year thereafter, an Independent Engineering Report dated effective as of the immediately preceding June 30th;

(ii)                                  As soon as available but in any event on or before February 28 of each year an Internal Engineering Report dated effective as of the immediately preceding December 31st;

(iii)                               Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Majority Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiary, as applicable, from its Oil and Gas Properties, (F) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Obligations, and (G) attached to the certificate is a quarterly cash flow budget for the four quarters following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period.

(d)                                 Production and Hedging Reports.  As soon as available and in any event within 45 days after the end of each quarter, commencing with the quarter ending June 30, 2010, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties during each such quarter, (ii) setting forth a true and complete list of all Hedge

Contracts of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement, and (iii) certifying the Borrower’s compliance with Section 5.12 hereof;

(e)                                  Defaults.  As soon as possible and in any event within five days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary, in each case known to any officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(f)                                    Termination Events.  As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

(g)                                 Termination of Plans.  Promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(h)                                 Other ERISA Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(i)                                     Environmental Notices.  Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;

(j)                                     Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(k)                                  Material Changes.  Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event (i) has resulted or may reasonably be expected to result in a Material Adverse Change or (ii) has resulted in a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;

(l)                                     Disputes, Etc.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes pending, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $750,000;

(m)                               Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (other than routine correspondences and reports in the ordinary course of business) submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(n)                                 Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice (other than routine correspondences and reports in the ordinary course of business) furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(o)                                 Public Filings.  Promptly after the sending or filing thereof (i) copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with, without duplication, the SEC or any U.S. Governmental Authority succeeding to any or all of the functions of such Governmental Authorities, or with any national securities exchange, or sends to any shareholder of the Borrower or of any of its Subsidiaries; and (ii) copies of all material proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with, without duplication, the London Stock Exchange plc, the U.K. Financial Services Authority, the Regulatory News Service of the London Stock Exchange or any foreign Governmental Authority succeeding to any or all of the functions of such Governmental Authorities;

(p)                                 USA Patriot Act.  Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(q)                                 Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.  The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07                                Maintenance of Property.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.08                                Agreement to Pledge.  The Borrower shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to request nor shall the Borrower be required to (a) grant an Acceptable Security Interest in Oil and Gas Properties in excess of 80% (by value) of all of the Borrower’s and its Subsidiaries’ Proven Reserves and Oil and Gas Properties, (b) other than the filing of financing statements, take any action to perfect a Lien in any Excluded Perfection Assets, or (c) grant a Lien in any Excluded Property.

Section 5.09                                Use of Proceeds.  On the Effective Date, each of the Lenders shall pay to the lenders under the Restated Agreement an amount equal to the outstanding principal balance of the “Advances” as defined under the Restated Agreement times such Lender’s Pro Rata Share.  Such advances under the Restated Agreement shall be renewed, extended, and rearranged (but not substituted or extinguished) pursuant to the terms of this Agreement and shall, for all purposes, be deemed Advances made hereunder.  Furthermore, the Borrower shall use the proceeds of the Advances (a) to refinance the Debt required to be paid in full under Section 3.01(n), (b) to develop and acquire Oil and Gas Properties, and (c) for general corporate purposes, including working capital needs.  The Borrower shall use the Letters of Credit for general corporate purposes.

Section 5.10                                Title Evidence and Opinions.  The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries and at least 80% of the present value of the proved developed producing reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.  The parties hereto acknowledge and agree that, if the title of the Borrower, any Guarantor or any of their respective Subsidiaries to any of the Oil and Gas Properties reviewed and accepted by the Administrative Agent as satisfactory to meet the preceding 80% requirement shall become the subject matter of litigation before any Governmental Authority or arbitrator which could reasonably be expected to result in a Material Adverse Change with respect to the Borrower’s and the Subsidiaries’ title to such Oil and Gas Properties, taken as a whole, then, at the election of the Administrative Agent, such title shall no longer be considered satisfactory for purposes of compliance with this Section 5.10.

Section 5.11                                Further Assurances; Cure of Title Defects.  The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement.  The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.

Section 5.12                                Hedging Arrangements.  The Borrower shall maintain each Hydrocarbon Hedge Agreement described in Schedule 4.20 and each other BB Hedge until the stated maturity thereof; provided that Borrower or any of its Subsidiaries may modify, amend, assign, novate or terminate any such Hedge Contract so long as (a) the net cash proceeds, if any, received by Borrower or its Subsidiaries in connection therewith are deposited in the Cash Collateral Account pending a redetermination, if any, of the Borrowing Base in accordance with Section 2.02, (b) such net cash proceeds are applied to the extent necessary as required under Section 2.05(b)(iii), with any remaining proceeds being returned to Borrower, and (c) the sum of (i) the aggregate fair market value of Oil and Gas Properties with attributable Proven Reserves which were sold, leased, transferred, assigned, farmed out, conveyed or otherwise disposed of between consecutive scheduled redeterminations of the Borrowing (the “6-Month Period”) plus (ii) the aggregate Borrowing Base value assigned by the Administrative Agent to BB Hedges which have been novated, assigned, uwound, terminated, or amended during such 6-Month Period, shall not exceed 5% of the then effective Borrowing Base.  Other than Hydrocarbon Hedge Agreements described in Schedule 4.20, no other Hedge Contracts are required on the date hereof.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01                                Liens, Etc.  The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

(a)                                  Liens securing the Obligations;

(b)                                 purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment or land, including all improvements thereon; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Borrower and its Subsidiaries, and (iii) is not increased in amount;

(c)                                  Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d)                                 Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

(e)                                  Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(f)                                    royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments or in this Agreement;

(g)                                 Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(h)                                 operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments or this Agreement, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; and

(i)                                     easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply.

Section 6.02                                Debts, Guaranties, and Other Obligations.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a)                                  Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b)                                 Debt under customary insurance premium financing arrangements entered into in the ordinary course of business provided that the outstanding principal amount of such Debt shall not exceed $1,500,000;

(c)                                  Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d)                                 Debt secured by the Liens permitted under paragraph (b) of Section 6.01 in an aggregate amount not to exceed $3,000,000 at any time;

(e)                                  Debt under Hydrocarbon Hedge Agreements which are not prohibited by the terms of Section 6.14; provided that (i) such Debt shall not be secured, other than such Debt owing to Swap Counterparties which are secured under the Loan Documents, (ii) such Debt shall not obligate the Borrower or any of its Subsidiaries to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) the deferred premium payments associated with such Hedge Contracts shall be limited to the deferred premium payments for put option contracts which are secured under the Loan Documents; provided that, the aggregate outstanding amount of such deferred premium payments shall not exceed $500,000;

(f)                                    Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(g)                                 Debt of the Borrower or any Guarantor owing to the Borrower or to any other Guarantor; provided that such Debt is subordinated to the Obligations on terms acceptable to the Administrative Agent in its sole discretion;

(h)                                 Debt that constitutes a renewal, refinancing or extension of any Debt referred to clause (d) of this Section 6.02; provided that (i) no Lien existing at the time of such renewal, refinancing or extension shall be extended to cover any property not already subject to such Lien, and (ii) the principal amount of any Debt renewed, refinanced or extended shall not exceed the amount of such Debt outstanding immediately prior to such renewal, refinancing or extension;

(i)                                     Debt under the Series A Preferred Shares; provided that, (A) other than the extension of the maturity date thereof, the terms, conditions and provisions of such Debt (including but not limited to, the subordination terms thereof) shall not be amended, supplemented, restated or otherwise modified in any way that could be reasonably determined to be adverse to the Lenders without the consent of the Majority Lenders, and (B) the amount of such Debt shall not increase other than as a result of dividend payments which have been added to the principal amount thereof as elected by certain holders of the Series A Preferred Shares; and

(j)                                     Other unsecured Debt in an aggregate amount outstanding at any time not to exceed $500,000.

Section 6.03                                Agreements Restricting Liens and Distributions.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement or Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (a) restrictions and conditions imposed by Legal Requirements, (b) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any Property of the Borrower or its Subsidiaries imposed by any contract, agreement or understanding related to the Liens permitted under clause (b) of Section 6.01 so long as such restriction only applies to the Property permitted under such clause to be encumbered by such Liens, (c) restrictions on the transfer of Equity Interests in joint ventures, (d) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business with respect to Excluded Property, and (e) in connection with any sale or other disposition of Property permitted hereunder, any restriction as to the continuing imposition of any Lien granted under a Loan Document with respect to such Property after the completion of such sale or disposition which restriction may be imposed under the agreement or agreements governing such sale or disposition.

Section 6.04                                Merger or Consolidation; Asset Sales.  The Borrower shall not, nor shall it permit any of its Subsidiaries to:

(a)                                  merge or consolidate with or into any other Person; provided that (i) the Borrower or any Subsidiary may merge or may be consolidated into the Borrower or any Guarantor if the Borrower or such Guarantor is the surviving entity; and (ii) the Borrower may merge or consolidate into a third party only with the consent of all Lenders; or

(b)                                 sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than:

(i)                                     the sale of Hydrocarbons or liquidation of Liquid Investments in the ordinary course of business,

(ii)                                  the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use,

(iii)                               the sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of Property between or among a Guarantor and the Borrower or between or among Guarantors;

(iv)                              the sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of Property which is not Oil and Gas Properties attributable to Proven Reserves and which is not Collateral or which is not otherwise required pursuant to the terms of this Agreement to be Collateral; provided that, this clause (iv) shall not restrict (A) farm-outs, and assignments in connection with such farm-outs, of undeveloped Oil and Gas Properties which do not constitute or contribute to Proven Reserves and (B) sales, leases, transfers, assignments, conveyances, or other dispositions (other than farm-outs) of undeveloped Oil and Gas Properties which do not constitute or contribute to Proven Reserves so long as the aggregate fair market value of the Oil and Gas Properties subject to such disposition permitted under this clause (B) shall not exceed $2,000,000 in any fiscal year or $5,000,000 in the aggregate; and

(v)                                 the sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of Oil and Gas Properties which are attributable to Proven Reserves; provided that, (A) at least 75% of the consideration received in respect of such disposition shall be cash or cash equivalents, (B)

the consideration received in respect of such disposition shall be equal to or greater than the fair market value of the such Oil and Gas Property, interest therein or Subsidiary subject of such disposition (as reasonably determined by the board of directors or the equivalent governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (C) if any such disposition is of a Subsidiary owning Oil and Gas Properties, such disposition shall include all the Equity Interests of such Subsidiary; and (D) the sum of (i) the aggregate fair market value of Oil and Gas Properties subject to such dispositions consummated in such applicable 6-Month Period plus (ii) the aggregate Borrowing Base value assigned by the Administrative Agent to BB Hedges which have been novated, assigned, uwound, terminated, or amended during such 6-Month Period, shall not exceed 5% of the then effective Borrowing Base.

Section 6.05                                Restricted Payments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that if no Default has occurred both before and after giving effect to the making of such Restricted Payment, (a) the Subsidiaries may make Restricted Payments to the Borrower, (b) the Borrower may make Restricted Payments in an amount not to exceed $1,500,000 in the aggregate in the form of cash to officers, directors, consultants and employees who are no longer employed or associated with the Borrower in such capacity; provided that such Restricted Payments are in consideration for the retirement, purchase, redemption or other acquisition of the Equity Interests of the Borrower held by such Person, and (c) with respect to the Series A Preferred Shares and to the extent such payments would be permitted under the subordination terms in effect in favor of the Obligations and covering such Series A Preferred Shares, the Borrower may make Restricted Payments which are mandatory pursuant to the terms thereof; provided that, the aggregate annual amount of Restricted Payments made with respect to the Series A Preferred Shares may not exceed $766,000.

Section 6.06                                Investments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person or any Oil and Gas Properties or activities related to Oil and Gas Properties, except:

(a)                                  Liquid Investments;

(b)                                 trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)                                  creation of any additional Subsidiaries in compliance with Section 6.15;

(d)                                 the loans, advances, capital contributions, investments, and commitments made prior to the date hereof and identified in the Interim Financial Statements; provided that, the respective amounts of such loans, advances, capital contributions, investments, and commitments shall not be increased (other than by appreciation);

(e)                                  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the aggregate amount of such investment shall not exceed $1,000,000 (other than by appreciation);

(f)                                    investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any sale of assets permitted hereunder;

(g)                                 loans, advances and other investments (including capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or one of the Guarantors with others; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired on fair and reasonable terms, (iii) the amount of such loans, advances and other investments shall not exceed $5,000,000 in the aggregate, and (iv) if such investment is of Property (other than cash), such transfer of Property is otherwise permitted under Section 6.04(b) above;

(h)                                 investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by the Administrative Agent, such assets are pledged as Collateral pursuant to Section 5.08;

(i)                                     loans or advances to employees, officers, directors or managers of the Borrower or its Subsidiaries, as the case may be, made in the ordinary course and to the extent that such investment is permitted by Legal Requirements, including (to the extent applicable) Section 402 of the Sarbanes Oxley Act of 2002; provided that the aggregate outstanding amount of investments under this clause (h) shall not exceed $500,000 in the aggregate at any time;

(j)                                     Debt permitted under Section 6.02(g);

(k)                                  Hedge Contracts to the extent permitted under Section 6.14;

(l)                                     Acquisitions; provided that (i) any newly acquired Subsidiary shall promptly comply with the requirements of Section 6.15, (ii) no Event of Default exists before and after giving effect to such investment, (iii) immediately after giving effect to such Acquisition, the aggregate Unused Commitment Amounts of the Lenders is greater than or equal to 5% of the Borrowing Base then in effect, and (iv) after giving effect to such Acquisition, the Borrower shall be in pro forma compliance with Sections 6.17, 6.18 and 6.19;  and

(m)                               other loans, advances and investments not to exceed $1,000,000 in the aggregate.

Notwithstanding the foregoing, from the Effective Date until the date the Borrowing Base is first redetermined pursuant to the terms of this Agreement, the Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Acquisition or purchase any interests in any Person or any Oil and Gas Properties or activities related to Oil and Gas Properties, unless (x) such Acquisition or purchase otherwise complies with the terms set forth above in this Section 6.06, and (y) if the cash consideration for such Acquisition or purchase individually, or in the aggregate, is for an aggregate amount greater than $20,000,000 and the PV10 Value (as defined below) of the “proved, developed and producing” oil or gas reserves involved in such Acquisition or purchase is less than 50% of the applicable purchase price, the Administrative Agent shall have given its prior written consent to such Acquisition or purchase.  For purposes of this Section 6.06, “PV10 Value” means, with respect to any oil or gas reserves expected to be produced from any interests in Oil and Gas Properties to be acquired under an applicable Acquisition or purchase, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to such interests in such reserves during the remaining expected economic lives of such reserves, as set forth in an Independent Engineering Report; provided that such calculations shall be made (i) in accordance with the then existing standards of the Society of Petroleum Engineers, (ii) with appropriate deductions for all existing burdens, severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, (iii) with the pricing assumptions and escalations based upon the Strip Price (as defined below), and (iv) with the cash-flows derived from the pricing assumptions set forth in the preceding clause (iii) further adjusted to account for the historical basis  (i.e. the differential that exists as of any time between the price at a pricing point and the price at the point of sale) in a manner reasonably acceptable to the Administrative Agent.  For purposes of this Section 6.06, “Strip Price” means, with respect to any month, (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for the first nearby month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for the first nearby month, in each case, as published by a nationally recognized commodities exchange designated by the Administrative Agent.

Section 6.07                                Affiliate Transactions.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than transactions (a) among the Borrower and any Guarantor and (b) under the Torch Management Documents) unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 6.08                                Compliance with ERISA.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code in excess of $1,000,000, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $1,000,000; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan that could reasonably be expected to result in a Material Adverse Change.

Section 6.09                                Sale-and-Leaseback.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.10                                Change of Business; Change of Fiscal Year.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate any business in any jurisdiction other than the United States, including the Gulf of Mexico.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its fiscal year end from June 30th.

Section 6.11                                Organizational Documents, Name Change.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents where such amendment, supplement, modification or restatement could have an adverse effect on the Lenders as determined by the Administrative Agent in its sole reasonable discretion, or amend its name or change its jurisdiction of incorporation, organization or formation without at least 15-days prior written notice to, the Administrative Agent.

Section 6.12                                Use of Proceeds; Letters of Credit.  The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09.  The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.13                                Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in the Borrower or any Subsidiary having net aggregate liability in excess of $1,000,000.

Section 6.14                                Hedging Requirements.  Other than the Hedge Contracts required to be entered into and maintained pursuant to Section 5.12 hereof or the last sentence of this Section 6.14, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or similar hedge arrangement for speculative purposes, (b) be party to or otherwise enter into any Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations, (ii) covers notional volumes in excess of 80% of the anticipated production volumes attributable to “proved, developed and producing” Proven Reserves of the Borrower and its Subsidiaries during the period such hedge arrangement is in effect, or (iii) is longer than five years in duration from the date such Hedge Contract is entered into, or (c) enter into any Hedge Contract prior to January 1, 2011 which covers production of natural gas unless the notional volumes of existing Hedge Contracts cover less than 80% of the anticipated production volumes of natural gas attributable to “proved, developed and producing” Proven Reserves of the Borrower and its Subsidiaries.  Furthermore, on or prior to the 10th Business Day following the Effective Date, the Borrower shall have entered into and thereafter maintain (or shall have caused the applicable Subsidiary to have entered into and thereafter maintain) Hedge Contracts covering at least 75% of the anticipated production volumes attributable to “proved, developed and producing” Proven Reserves of the Borrower and its Subsidiaries through December 31, 2014, as set forth in the initial Independent Engineering Report delivered under Section 3.01(a)(ix) and at such prices acceptable to the Administrative Agent.

Section 6.15                                Additional Subsidiaries.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement and a Mortgage, and such other Security Instruments as the Administrative Agent or the Majority Lenders may reasonably request, and (b) the delivery by the Borrower of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request; provided that, in any event, no Subsidiary may be created or acquired if a Default has occurred before or after giving effect to such creation or acquisition of the new Subsidiary.

Section 6.16                                Account Payables.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).

Section 6.17                                Current Ratio.  As of each fiscal quarter end beginning with the fiscal quarter ending June 30, 2010, the Borrower shall not permit the ratio of (a) its current assets to (b) its current liabilities, to be less 1.00 to 1.00.  For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the aggregate Unused Commitment Amounts of the Lenders but shall exclude any assets representing a valuation account arising from the application of ASC 718 and 815, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long-term Debt existing under this Agreement, the current portion of long-term Debt of the Series A Preferred Shares, and any liabilities representing a valuation account arising from the application of ASC 718 and 815.

Section 6.18                                Leverage Ratio.  As of each fiscal quarter end beginning with the fiscal quarter ending September 30, 2010, the Borrower shall not permit the ratio of (a) the consolidated Debt of the Borrower (other than Excluded Ratio Debt) as of such fiscal quarter end to (b) the consolidated EBITDA of the Borrower for the four fiscal quarter period then ended, to exceed (i) 4.50 to 1.00 for the fiscal quarters ending September 30, 2010 and December 31, 2010, and (ii) 4.00 to 1.00 for each fiscal quarter thereafter; provided that, in calculating such ratio (A) for the fiscal quarter ending September 30, 2010, EBITDA shall be measured by multiplying EBITDA for the fiscal quarter then ended by four; (B) for the fiscal quarter ending December 31, 2010, EBITDA shall be measured by multiplying EBITDA for the two fiscal quarters then ended by two; (C) for the fiscal quarter ending March 31, 2011, EBITDA shall be measured by multiplying EBITDA for the three fiscal quarters then ended by 4/3; and (D) for each fiscal quarter ending on or after June 30, 2011, EBITDA shall EBITDA for the four-fiscal quarter period then ended.

Section 6.19                                Interest Coverage Ratio.  As of each fiscal quarter end beginning with the fiscal quarter ending September 30, 2010, the Borrower shall not permit the ratio of (a) the consolidated EBITDA of the Borrower calculated for the four fiscal quarters then ended, to (b) the consolidated Interest Expense of the Borrower for the four fiscal quarters then ended, to be less than 3.00 to 1.00; provided that, in calculating such ratio (A) for the fiscal quarter ending September 30, 2010, EBITDA and Interest Expense, respectively, shall be measured by multiplying EBITDA and Interest Expense for the fiscal quarter then ended by four; (B) for the fiscal quarter ending December 31, 2010, EBITDA and Interest Expense, respectively, shall be measured by multiplying EBITDA and Interest Expense, for the two fiscal quarters then ended by two; (C) for the fiscal quarter ending March 31, 2011, EBITDA and Interest Expense, respectively, shall be measured by multiplying EBITDA and Interest Expense, for the three fiscal quarters then ended by 4/3; and (D) for each fiscal quarter ending on or after June 30, 2011, EBITDA and Interest Expense, respectively, shall be measured as the EBITDA and Interest Expense for the four-fiscal quarter period then ended.

Section 6.20                                Prepayments of Debt.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (including but not limited to the Series A Preferred Shares), except (a) the prepayment of the Advances in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Debt permitted under Section 6.02 other than Debt under the Series A Preferred Shares, (c) so long as no Event of Default exists or would result therefrom, regularly scheduled or required repayments or redemptions of Debt under the Series A Preferred Shares, (d) Restricted Payments in respect of the Series A Preferred Shares in compliance with Section 6.05, and (e) so long as no Event of Default exists or would result therefrom, other prepayments of Debt permitted under Section 6.02 other than Debt under the Series A Preferred Shares.

Section 6.21                                Non-Guarantor Subsidiary.  Notwithstanding anything to the contrary contained herein, including any provision of this Article VI, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of Tri-Flow, (b) sell, assign, pledge, or otherwise transfer any of its Properties to Tri-Flow, or (c) make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, Tri-Flow or in any Properties of Tri-Flow other than the loans, advances, capital contributions, investments, and commitments made prior December 17, 2008 in Tri-Flow; provided that, the respective amounts of such loans, advances, capital contributions, investments, and commitments shall not be increased (other than by appreciation).

Section 6.22                                Equity Issuance.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue any preferred, convertible equity securities or other Equity Interests other than common Equity Interests of the Borrower.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01                                Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)                                  Payment.  The Borrower shall (i) fail to pay when due any principal payable hereunder or under the Notes or (ii) fail to pay, within 3 Business Days of when due, any other amounts (including interest, fees, reimbursements, and indemnifications) payable hereunder, under the Notes, or under any other Loan Document;

(b)                                 Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)                                  Covenant Breaches.  The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.03, Section 5.06(e), Section 5.09, Section 5.12, or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;

(d)                                 Cross-Defaults.  (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, such Subsidiary, or such Guarantor so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.01(d), the “principal amount” of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;

(e)                                  Insolvency.  The Borrower, any Guarantor or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any of its Subsidiaries, or any Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, any such Subsidiary or any such Guarantor either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, any of its Subsidiaries, or any Guarantor shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f)                                    Judgments.  Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii)

there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)                                 Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h)                                 Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000.

(i)                                     Change in Control.  The Borrower shall have discontinued its usual business or a Change in Control shall have occurred;

(j)                                     Borrowing Base.  Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;

(k)                                  Loan Documents.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

(l)                                     Security Instruments.  (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral in excess of $1,000,000.00 in the aggregate at any one time, or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries;

(m)                               Material Adverse Change.  An event resulting in a Material Adverse Change shall have occurred;

(n)                                 Casualty.  Loss, theft, substantial damage or destruction of a material portion of the Collateral the subject of any Security Instrument and not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred;

Section 7.02                                Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a)                                  the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)                                 the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c)                                  the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Documents for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.03                                Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)                                  (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b)                                 the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c)                                  the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.04                                Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured.  The Administrative Agent, the Issuing Lender and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, the Issuing Lender and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, the Issuing Lender or such Lender may have.

Section 7.05                                Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Issuing Lender and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06                                Application of Proceeds.  From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a)                                  First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;

(b)                                 Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit and any obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Hedge Contract; and

(c)                                  Third, the remainder, if any, to the Borrower, its Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.01                                Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.

Section 8.02                                Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03                                The Administrative Agent and Its Affiliates.  With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04                                Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05                                Indemnification.  THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND THE ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE

PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.  To the extent that the indemnity obligations provided in this Section 8.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.05 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 9.09.    In such event, in determining the pro rata shares under this Section 8.05, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.

Section 8.06                                Successor Administrative Agent and Issuing Lender.  The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders upon receipt of written notice from the Majority Lenders to such effect.  Upon receipt of notice of any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld.  If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph.  Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit.  After any retiring Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.

Section 8.07                                Collateral Matters.

(a)                                  Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments.  Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).

(b)                                 Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), termination of all Hedge Contracts with Swap Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made), and payment in full of all Obligations (other than Obligations arising under Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the applicable Majority Lenders or all the Lenders, as the case may be, as required by Section 9.01.  Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.07.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

(c)                                  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE IX

MISCELLANEOUS

Section 9.01                                Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date, (e) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 or this Section 9.01, (g) amend the definition of “Majority Lenders,” (h) release any Guarantor from its obligations under any Guaranty other than as a result of a transaction permitted hereby, (i) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 6.04(a), or (j) release any Collateral securing the Obligations, except for releases of Collateral sold as permitted by this Agreement and except for releases of Collateral as permitted under Section 8.08(b); and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document.  No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts.

Section 9.02                                Notices, Etc.  All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

Section 9.03                                No Waiver; Remedies.  No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04                                Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including the reasonable fees and out-of-pocket expenses of outside legal counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lender, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, the Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents.

Section 9.05                                Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.06                                Lender Assignments and Participations.

(a)                                  Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 administrative fee.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 Terms of Assignments.  By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and Interim Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  The Register.  The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Procedures.  Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder.  Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

(e)                                  Participations.  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other,  postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date.  The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Lender to the extent of their respective participations.

Section 9.07                                Indemnification; Waiver.

(a)                                  Indemnification.  THE BORROWER SHALL, AND DOES HEREBY INDEMNIFY, THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE THEREOF) THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY GUARANTOR, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(b)                                 Waiver of Damages.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.08                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 9.09                                Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.10                                Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.11                                Business Loans.  The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code.  At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.12                                Governing Law; Submission to Jurisdiction.  This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.  Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex.  Rev. Civ.  Stat.  Ann.  Art.  5069, Ch.  15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.  Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender).  The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court.  The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13                                [Reserved].

Section 9.14                                USA Patriot Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.15                                WAIVER OF JURY TRIAL.  THE BORROWER, THE LENDERS, THE ISSUING LENDER AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16                                ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank.  Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

RESACA EXPLOITATION, INC. a Texas corporation

By:
Name:
Title:

Signature page to Second Amended and Restated Credit Agreement

(Resaca Exploitation, Inc.)

ADMINISTRATIVE AGENT/LENDERS:

UNION BANK, N.A.,
as Administrative Agent, Issuing Lender and Lender

By:
Paul Cornell
Senior Vice President

Signature page to Second Amended and Restated Credit Agreement

(Resaca Exploitation, Inc.)

LENDER:

NATIXIS NEW YORK BRANCH

By:
Donovan Broussard
Managing Director

By:
Name:
Title:

Signature page to Second Amended and Restated Credit Agreement

(Resaca Exploitation, Inc.)

LENDER:

REGIONS BANK

By:
Name:
Title:

Signature page to Second Amended and Restated Credit Agreement

(Resaca Exploitation, Inc.)

SCHEDULE I

PRICING GRID

Applicable Margins

Utilization Level*	Reference Rate Advances	Eurodollar Rate Advances	Commitment Fee
Level I	1.50%	2.50%	0.50%
Level II	1.75%	2.75%	0.50%
Level III	2.00%	3.00%	0.50%
Level IV	2.25%	3.25%	0.50%

* Utilization Levels are described below and are determined in accordance with the definition of “Utilization Level”.

1.  Level I: If the Utilization Level is less than 50%.

2.  Level II: If the Utilization Level is greater than or equal to 50% but less than 75%.

3.  Level III: If the Utilization Level is greater than or equal to 75% but less than 90%.

4.  Level IV: If the Utilization Level is greater than or equal to 90%.

SCHEDULE II

NOTICE INFORMATION AND COMMITMENTS

Each of the commitments to lend set forth herein is governed by the terms of the Credit Agreement which provides for, among other things, borrowing base limitations which may restrict the Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule II.

Administrative Agent/Issuing Lender:

Union Bank, N.A.

Lincoln Plaza

500 N. Akard Street, Suite 4200

Dallas, Texas  75201

Attention:

Facsimile: (214) 922-4209

with a copy to:

Union Bank, N.A.

1331 Lamar Street, Suite 1360

Houston, Texas 77010

Attention: Paul E. Cornell

Facsimile: (713) 286-3051

Borrower:

Resaca Exploitation, Inc.

1331 Lamar Street

Houston, TX 77010-3122

Attention:

Facsimile: (713) 650-1246

Lenders:	Commitments
Union Bank, N.A.	$77,777,778.00
Natixis New York Branch	$77,777,778.00
Regions Bank	$44,444,444.00
Total:	$200,000,000.00

SCHEDULE 4.01

SUBSIDIARIES OF BORROWER

[borrower to provide]

1

SCHEDULE 4.05

EXISTING DEBT

[borrower to provide]

1

Schedule 4.07

LITIGATION

[borrower to provide]

1

SCHEDULE 4.14(a)

AGREEMENTS WHICH COULD CREATE A MATERIAL ADVERSE CHANGE

[borrower to provide]

Certificate of Designation

Merger Agreement

SCHEDULE 4.20

HEDGING CONTRACTS

[Union Bank to provide]

1